UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2009

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Compensatory Arrangements of Certain Officers.

Salary Increase

On December 22, 2009 the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Destination Maternity Corporation (the “Company”) considered the base salary rates of each of the Company’s named executive officers and, as a result, approved an increase in the base salary rate for Judd P. Tirnauer, the Company’s Senior Vice President & Chief Financial Officer, from $325,000 to $331,500. The base salary rate increase is effective as of October 1, 2009 (the beginning of the Company’s fiscal year 2010). The base salary rates for each of the Company’s other named executive officers (which are Edward M. Krell, the Company’s Chief Executive Officer, Rebecca C. Matthias, the Company’s President and Chief Creative Officer, and Lisa Hendrickson, the Company’s Chief Merchandising Officer) were not changed by the Committee.

Management Incentive Program

On December 22, 2009 the Committee also established the 2010 fiscal year performance goals for the annual cash bonus opportunity under the Company’s Management Incentive Program (the “MIP”) for the 2010 fiscal year for each of Mr. Krell, Ms. Matthias, Ms. Hendrickson, and Mr. Tirnauer (each an “Executive”). The Company’s 2010 fiscal year ends on September 30, 2010.

For each of the annual cash bonus awards, the performance goals are specified levels of “Adjusted EBITDA,” which represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (a) loss on impairment of tangible or intangible assets; (b) gain or loss on disposal of assets; (c) gain or loss from the early extinguishment, redemption or repurchase of debt; and (d) stock-based compensation expense. The Committee also determined that “Adjusted EBITDA” will also be adjusted to exclude the impact of any changes to accounting principles that become effective during fiscal year 2010.

The following levels of Adjusted EBITDA for fiscal year 2010 will be used to determine threshold, target and maximum potential bonuses payable under the MIP:

Threshold		Target		Maximum
Threshold Level of Adjusted EBITDA (1) (2)	% change from prior FY Adjusted EBITDA (2)	Target Level of Adjusted EBITDA (3) (4)	% change from prior FY Adjusted EBITDA (4)	Maximum Level of Adjusted EBITDA (5) (6)	% change from prior FY Adjusted EBITDA (6)
$39,119,000	0.9%	$43,917,000	13.3%	$50,007,000	29.0%

(1)	Below this level of Adjusted EBITDA no bonus is payable.

(2)	Based on the Company’s projected restructuring and other charges of $4,771,000 for fiscal year 2010, the threshold level of Adjusted EBITDA for fiscal year 2010 specified above would result in projected Adjusted EBITDA before restructuring and other charges of $43,890,000, reflecting a projected increase of 9.2% over the Company’s fiscal year 2009 Adjusted EBITDA before restructuring and other charges of $40,191,000.

(3)	At this level of Adjusted EBITDA, the target level of bonus is potentially payable.

(4)	Based on the Company’s projected restructuring and other charges of $4,771,000 for fiscal year 2010, the target level of Adjusted EBITDA for fiscal year 2010 specified above would result in projected Adjusted EBITDA before restructuring and other charges of $48,688,000, reflecting a projected increase of 21.1% over the Company’s fiscal year 2009 Adjusted EBITDA before restructuring and other charges of $40,191,000.

(5)	At this level of Adjusted EBITDA, the maximum level of bonus is potentially payable.

(6)	Based on the Company’s projected restructuring and other charges of $4,771,000 for fiscal year 2010, the maximum level of Adjusted EBITDA for fiscal year 2010 specified above would result in projected Adjusted EBITDA before restructuring and other charges of $54,778,000, reflecting a projected increase of 36.3% over the Company’s fiscal year 2009 Adjusted EBITDA before restructuring and other charges of $40,191,000.

The following table sets forth the minimum, threshold, target and maximum annual cash bonuses payable to each Executive upon achievement of the above specified levels of Adjusted EBITDA under the MIP and pursuant to each Executive’s currently effective employment and/or letter agreement:

Executive	Target Bonus Opportunity (% of Base Salary)	Minimum ($)	Threshold ($)	Target ($)	Maximum ($)
Edward M. Krell	100%	0	65,000	650,000	1,300,000
Rebecca C. Matthias	100% (1)	0	43,833	438,327	876,654
Lisa Hendrickson	50% (2)	0	21,688	216,884	433,768
Judd P. Tirnauer	50%	0	16,575	165,750	331,500

(1)	As previously disclosed in November 2009, pursuant to the Transition Agreement dated November 6, 2009 entered into between the Company and Ms. Matthias regarding her retirement at the end of fiscal year 2010, Ms. Matthias will be eligible for a cash bonus under the MIP for fiscal year 2010 based on the total amount of base salary she actually earns during the fiscal year. For fiscal year 2010, Ms. Matthias will earn (i) a base salary at an annualized rate of $571,731 (unchanged from fiscal year 2009) through June 15, 2010; and (ii) a base salary at an annualized rate of $114,346 (20% of her full time equivalent pay) from June 16, 2010 to September 30, 2010. Thus, the total amount of base salary Ms. Matthias is expected to earn during fiscal year 2010 is $438,327.

(2)	In addition to the MIP bonus opportunity for Ms. Hendrickson specified above for fiscal year 2010, as previously disclosed in November 2009, the Committee has established an opportunity for Ms. Hendrickson to earn an additional special bonus of $216,884. Ms. Hendrickson will be entitled to receive this special bonus on December 15, 2010 if she remains continuously employed by the Company through December 15, 2010. This special bonus would also be paid to Ms. Hendrickson if her employment is terminated by the Company without cause prior to December 15, 2010.

In the event of termination of employment under certain circumstances during fiscal 2010, in accordance with each of their respective employment agreements, each of Mr. Krell, Ms. Matthias and Mr. Tirnauer would be entitled to a pro-rata payout of his or her annual cash bonus (determined with reference to the actual performance of the Company for the full fiscal year).

Cash incentives potentially payable under the MIP to the Executives with respect to the Company’s 2010 fiscal year are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Because payouts under the MIP depend on future corporate performance, the actual amounts the Company will pay under the MIP for fiscal year 2010 are not yet determinable.

Stock Option Grants

On December 22, 2009 the Committee also decided to grant stock options to each of Mr. Krell, Ms. Hendrickson and Mr. Tirnauer as follows: (a) 30,000 to Mr. Krell, (b) 10,000 to Ms. Hendrickson, and (c) 20,000 to Mr. Tirnauer. Each grant will be effective and issued on the day after the Company’s release of its earnings results for the first fiscal quarter of fiscal year 2010 (expected to be sometime in late January 2010). The exercise price for each of the stock option grants will be equal to the closing price of the Company’s common stock on the day preceding the issuance of the grants.

Each stock option will contain both time and performance vesting components and will vest over five years based on each executive’s continued service to the Company, and will be subject to the further condition that, on or before the fifth anniversary of the grant date, the closing price for a share of the Company’s common stock shall have exceeded $30 for a period of 30 consecutive trading days. Each of the stock options issued to each executive will vest immediately prior to and contingent upon the occurrence of any change in control of the Company that occurs prior to the fifth anniversary of the grant date. In addition, pursuant to his employment agreement with the Company, the stock options issued to Mr. Krell will accelerate fully upon a termination of Mr. Krell’s employment by the Company without cause, a resignation by Mr. Krell for good reason, or upon Mr. Krell’s death or disability. Each grant will be issued under the Company’s Amended and Restated 2005 Equity Incentive Plan and be subject to the terms and conditions of the Company’s standard award agreements.

Non-Executive Chairman of the Board Compensation

On November 4, 2009 the Company announced that, subject to his re-election to the Board at the Annual Meeting of Stockholders scheduled to be held on January 22, 2010, Elam M. Hitchner, III, a director of the Company since 1994, will be appointed as the Non-Executive Chairman of the Board (the “Non-Executive Chairman”), replacing Dan W. Matthias, our co-founder and former Chief Executive Officer, who will not be seeking re-election to the Board of Directors.

On December 22, 2009 the Committee established that the Non-Executive Chairman will be entitled to the following compensation, in addition to the compensation otherwise payable to the Non-Executive Chairman pursuant to the Company’s current non-employee director compensation policy (as such policy is described in the section titled “Compensation of Directors” in the Company’s 2009 Fiscal Year Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on December 14, 2009) (the “Policy”):

(a)	an additional retainer of $6,250 per quarter; and

(b)	an additional 1,000 shares of restricted stock (issued pursuant to the Plan) granted upon election or reelection of the Non-Executive Chairman to that position by the Board following the annual meeting of stockholders each year, vesting one year from the date of grant, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change of control of the Company.

In addition, the Committee approved a special one-time grant of 1,000 shares of restricted stock to Mr. Hitchner (issued pursuant to the Plan) to be granted to him upon his expected appointment as Non-Executive Chairman, which such shares will also vest one year from the date of grant, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change of control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 23, 2009	DESTINATION MATERNITY CORPORATION

	By:	/S/ JUDD P. TIRNAUER
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer